Exhibit 99.3

Chembio Diagnostics Announces Collaboration with FIND to Develop Hepatitis C Virus Point-of-Care Diagnostic Test

Medford, NY; Geneva, Switzerland - July 28, 2018 - Chembio Diagnostics, Inc. (Nasdaq: CEMI), a leader in point-of-care ("POC") diagnostic testing, today announced a collaboration with the Foundation for Innovative New Diagnostics (FIND) to expedite the feasibility testing of a rapid diagnostic test for hepatitis C virus (HCV). Chembio is one of three companies selected by FIND for HCV feasibility studies, and Chembio will use its patented DPP® technology platform for the testing of a rapid HCV core antigen assay.

The selection follows a Request for Proposal (RFP) that FIND initiated in the first half of 2018 – as part of the Hepatitis C Elimination Through Access To Diagnostics (“HEAD-Start”) project that is supported by a grant from Unitaid – for the development of improved rapid POC diagnostic tests for hepatitis C diagnosis, based on the detection of HCV core antigen. In parallel, FIND is conducting pilot projects in six countries to introduce novel algorithms for HCV testing and demonstrate the impact of HCV diagnostics.

“Easy-to-use, accurate and affordable diagnostic tests are essential elements in the drive for HCV elimination,” said Catharina Boehme, Chief Executive Officer of FIND. “Chembio was selected based on the high sensitivity offered by its DPP® technology, together with the company’s product development, manufacturing and distribution capabilities.”

According to the World Health Organization, an estimated 71 million people are living with HCV infection, mostly in low- and middle-income countries.1 The disease claims nearly 400,000 lives each year, predominantly through cirrhosis and hepatocellular carcinoma.2 Despite being widespread, HCV often manages to go undetected: 80% of people infected are not aware of their status.1

“We are pleased to collaborate with FIND on this important global health initiative, addressing the burden caused by the hepatitis C virus,” stated John Sperzel, Chembio’s Chief Executive Officer. “Our DPP® technology is being successfully leveraged across many areas, and we are optimistic that it will serve as a robust platform for the point-of-care detection of HCV.”

FIND plans to assess the outcomes of the feasibility studies in December 2018 and award one company with further funding for the development and validation of the HCV core antigen assay, including the design and conduct of clinical trials to comply with WHO Pre-Qualification and CE mark requirements.

About Chembio Diagnostics
Chembio is a leading point-of-care diagnostics company focused on detecting and diagnosing infectious diseases. The company’s patented DPP® technology platform, which uses a small drop of blood from the fingertip, provides high-quality, cost-effective results in 15-20 minutes. Coupled with Chembio’s extensive scientific expertise, its novel DPP® technology offers broad market applications beyond infectious disease, a number of which are under active development with collaboration partners. Chembio’s products are sold globally, directly and through distributors, to hospitals and clinics, physician offices, clinical laboratories, public health organizations, government agencies, and consumers. Learn more at www.chembio.com.

1 World Health Organization. Global Hepatitis Report 2017.
http://apps.who.int/iris/bitstream/handle/10665/255016/9789241565455-eng.pdf;jsessionid=18DC8F7318F8459C3F43D3C2B8E8644C?sequence=1 (accessed 17 July 2018)
2 World Health Organization. Hepatitis Factsheet. http://www.who.int/news-room/fact-sheets/detail/hepatitis-c (Accessed 17 July 2018)

Forward-Looking Statements
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements, which are estimates only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

About FIND
FIND was established in 2003 as a global non-profit dedicated to accelerating the development, evaluation and delivery of high-quality, affordable diagnostic tests for poverty-related diseases, now including malaria, tuberculosis, HIV/AIDS, sleeping sickness, hepatitis C, leishmaniasis, Chagas disease, Buruli ulcer, non-malarial fever and diseases with outbreak potential, such as Ebola. FIND has partnered in the delivery of 20 new diagnostic tools and created an enabling environment for numerous others through the provision of specimen banks, reagent development and better market visibility. FIND also supports better access to new diagnostics through implementation, quality assurance and lab strengthening work. FIND has nearly 200 partners globally, including research institutes and laboratories, health ministries and national disease control programmes, commercial partners, bilateral and multilateral organizations, especially WHO, and clinical trial sites. For further information, please visit www.finddx.org

Media contacts:

Chembio Diagnostics	FIND
Lynn Pieper Lewis	Sarah-Jane Loveday
Gilmartin Group	Head of Communications, FIND
(415) 937-5402	Tel. +41 22 749 29 33/+41 79 830 63 64
investor@chembio.com	media@finddx.org